Exhibit 99

MONSANTO COMPANY
800 NORTH LINDBERGH BLVD
ST. LOUIS, MISSOURi 63167

RELEASE	Immediately

CONTACT	Media:	Lee Quarles (314-694-2330)
	Analysts:	Scarlett Lee Foster (314-694-8148)

SEEDS AND TRAITS BUSINESS DRIVES RECORD SECOND-QUARTER AND FIRST-HALF SALES FOR MONSANTO COMPANY

Corn seed and traits meeting higher targets for market penetration

St. Louis – April 5, 2006

($ in millions)	Second Quarter 2006	Second Quarter 2005	Six Months 2006	Six Months 2005

Net Sales by Segment
Corn seed and traits	$811	$646	$1,078	$873
Soybean seed and traits	449	443	622	623
Vegetable and fruit seed	148	—	273	—
All other crops seeds and traits	97	92	188	153

TOTAL Seeds and Genomics	$1,505	$1,181	$2,161	$1,649
Roundup and other glyphosate-based herbicides	$427	$480	$976	$915
All other agricultural productivity products	268	247	468	$416

TOTAL Agricultural Productivity	$695	$727	$1,444	$1,331

TOTAL Net Sales	$2,200	$1,908	$3,605	$2,980

Gross Profit	$1,240	$1,015	$1,874	$1,506

Operating Expenses	$566	$448	$1,084	$846

Interest Expense – Net	$20	$14	$38	$30
Other Expense – Net	$19	$28	$23	$335

Net Income	$440	$373	$499	$333

Diluted Earnings per Share	$1.60	$1.37	$1.82	$1.23

Items Affecting Comparability – EPS Impact
Solutia-Related Charge	—	—	—	0.67
Tax Benefit on Loss from European Wheat and Barley Business	—	—	—	(0.39)
Restructuring Charges – Net	—	0.02	—	0.03
Income on Discontinued Operations	—	(0.01)	—	(0.01)

Diluted Earnings per Share from Ongoing Business (For the definition of ongoing EPS, see note 1.)	$1.60	$1.38	$1.82	$1.53

Effective Tax Rate (Continuing Operations)	31%	29%	32%	17%

Comparison as a Percent of Net Sales:	Second Quarter 2006	Second Quarter 2005	Six Months 2006	Six Months 2005

Gross profit	56%	53%	52%	51%
Selling, general and administrative expenses (SG&A)	18%	16%	21%	19%
Research and development expenses (excluding acquired in-process R&D)	8%	7%	9%	8%
Income from continuing operations before income taxes	29%	28%	20%	10%
Net income	20%	20%	14%	11%

Comment from Monsanto Chairman, President and Chief Executive Officer Hugh Grant:

“Our business performed solidly in the first half of this fiscal year. Our second-quarter results, which serve as a key contributor to our overall fiscal year performance, were strong based on greater adoption of our corn seed and traits, and the addition of our Seminis business. These businesses are contributing nicely to our overall portfolio and should help us build positive momentum as we head into the crop season in the United States – the largest market for our business.

“We continue to see strong adoption of our corn seed and traits offerings, including our stacked-trait products which allow farmers to get more benefits out of a single seed. This adoption, in combination with our breeding efforts, has our business poised for market share gains in the U.S. corn seed market for a fifth consecutive year.”

Market Conditions

Farmers in the United States are gearing up for the 2006 crop season, both taking delivery of their crop inputs as well as evaluating their field conditions and planting windows. Over the next two months, U.S. farmers are slated to plant their corn hybrids, as well as their soybean and cotton varieties. Pre-season estimates from the U.S. Department of Agriculture (USDA) suggest that corn will be planted on 78 million acres, soybeans will be planted on more than 76 million acres and cotton will be planted on more than 14 million acres. Ultimately, the number of acres may change based on weather conditions and other variables related to planting.

In the Southern Hemisphere, the harvest season is under way. In Brazil, a consensus of industry sources note that soybean farmers are nearly halfway through their harvest by the first week of April. Soybean farmers in Argentina have also started harvesting beans, and estimates suggest that they will reach the mid-point by early May. Following last season’s drought in parts of South America, the late-season rains are expected to have provided some benefit to this year’s production.

Operations Update

Monsanto reported record net sales of $2.2 billion for the second quarter of fiscal year 2006, which were 15 percent higher than sales in the same period in fiscal year 2005. Key drivers for the quarter were increased corn seed and traits revenues in the United States, as well as the addition of revenues from the Seminis vegetable and fruit seed business, which was not part of the company’s operations during this period last year. Increased sales in the current quarter were partially offset by lower sales of Roundup and other glyphosate-based herbicides in the Europe-Africa and Asia-Pacific regions.

Record net sales in the company’s first and second quarters of fiscal year 2006 resulted in record year-to-date sales, which were 21 percent higher compared with sales in the same period last year. Key contributors to the company’s organic growth included higher U.S. corn seed and traits revenues and stronger purchases of Roundup herbicides in the United States and Argentina. The addition of revenue from the Seminis business was also a key driver for the increase in the first six months.

Monsanto recorded higher net income for the second quarter of fiscal year 2006, which was 18 percent higher than net income in the same period last year. Higher revenue from the company’s U.S. corn seed and traits business contributed to the net income increase in the second quarter. Net income for the first six months of fiscal year 2006 was 50 percent higher than net income in the same period last year.

Earnings per share (EPS), both on an as-reported and ongoing basis, was $1.60 for the second quarter and $1.82 for the first six months of the 2006 fiscal year.

Cash Flow

For the first half of fiscal year 2006, net cash provided by operating activities was $331 million, compared with $453 million in the same period in 2005. Net cash required by investing activities was $466 million for the first six months of 2006, compared with net cash provided of $47 million for the same period last year. As a result, free cash flow was $(135) million for the first half of fiscal year 2006, compared with $500 million in the same period in fiscal year 2005. (For a reconciliation of free cash flow, see note 1.) The first-half decrease, when compared with free cash in the same period last year, was related to lower proceeds from maturities of short-term securities, lower accrued liabilities because of timing of tax payments, higher spending on capital and investments as well as greater receivables from increased seed and traits revenue. Net cash provided by financing activities was $191 million for the first six months of 2006, compared with net cash required of $441 million for the same period last year.

Outlook

Monsanto confirmed that its full-year 2006 EPS guidance, both on a reported and ongoing basis, will be toward the upper end of its previously announced range of $2.35 to $2.50. The company also confirmed that its guidance for free cash flow in fiscal year 2006 remains in the range of $825 million to $900 million. The company confirmed that in fiscal year 2006 it expects net cash provided by operating activities to be in the range of $1.375 billion to $1.450 billion, and net cash required by investing activities to be approximately $550 million. Free cash flow guidance excludes cash that may be used for a rights offering in connection with the bankruptcy proceedings of Solutia, Inc. Monsanto’s current guidance also does not reflect any equity in Solutia, Inc., that the company may receive as a result of the bankruptcy process. (For a reconciliation of free cash flow, see note 1.)

Seeds and Genomics Segment Detail

($ in millions)	Net Sales				Gross Profit

Seeds and Genomics	Second Quarter 2006	Second Quarter 2005	Six Months 2006	Six Months 2005	Second Quarter 2006	Second Quarter 2005	Six Months 2006	Six Months 2005

Corn seed and traits	$811	$646	$1,078	$873	$538	$407	$691	$535
Soybean seed and traits	449	443	622	623	338	334	452	449
Vegetable and fruit seed	148	—	273	—	86	—	149	—
All other crops seeds and traits	97	92	188	153	47	34	103	73
TOTAL Seeds and Genomics	$1,505	$1,181	$2,161	$1,649	$1,009	$775	$1,395	$1,057

	Earnings Before Interest & Taxes (EBIT)
($ in millions)
Seeds and Genomics	Second Quarter 2006	Second Quarter 2005	Six Months 2006	Six Months 2005

EBIT (For a reconciliation of EBIT, see note 1.)	$615	$492	$634	$506
Unusual Items Affecting EBIT
Restructuring charges – net	None	$(7)	None	$(7)

The Seeds and Genomics segment consists of the company’s global seeds and related traits business, and genetic technology platforms.

Sales for Monsanto’s Seeds and Genomics segment were $1.5 billion for the second quarter of fiscal year 2006, or 27 percent higher than sales in the same period last year.

During the second quarter of fiscal year 2006, the company realized increased U.S. corn seed and traits revenue. The company expects continued growth in the upcoming planting season from its U.S. corn seed and traits business, which is poised to gain market share in the U.S. corn seed market for a fifth consecutive year.

The addition of sales from the Seminis business also contributed to increased sales in the second quarter. Seminis sales, which were not part of the company’s operations in the second quarter last year, were lower compared with pro forma sales for the same period last year. First-half sales from Seminis were flat when compared with pro forma sales for the first six months of fiscal year 2005.

Sales for the segment were also higher for the first six months of the 2006 fiscal year compared with sales in the same period last year. First-half segment sales were $2.2 billion, or 31 percent higher than first-half segment sales in fiscal year 2005. The key drivers for growth in the second quarter were also the primary contributors to growth in the first-half of the fiscal year.

As expected, the second quarter of fiscal year 2006 also included the continuing effect of an inventory step-up related to the Seminis acquisition of $12 million for the quarter, and $23 million for the first half of the 2006 fiscal year.

Agricultural Productivity Segment Detail

($ in millions)	Net Sales				Gross Profit

Agricultural Productivity	Second Quarter 2006	Second Quarter 2005	Six Months 2006	Six Months 2005	Second Quarter 2006	Second Quarter 2005	Six Months 2006	Six Months 2005

Roundup and other glyphosate-based herbicides	$427	$480	$976	$915	$104	$137	$286	$288
All other agricultural productivity products	268	247	468	416	127	103	193	161
TOTAL Agricultural Productivity	$695	$727	$1,444	$1,331	$231	$240	$479	$449

($ in millions)	Earnings Before Interest & Taxes (EBIT)

Agricultural Productivity	Second Quarter 2006	Second Quarter 2005	Six Months 2006	Six Months 2005

EBIT (For a reconciliation of EBIT, see note 1.)	$40	$49	$133	$(179)
Unusual Items Affecting EBIT
Pre-tax charge associated with certain liabilities in connection with the Solutia bankruptcy	None	None	None	$(284)
Restructuring charges – net	None	None	None	$(1)
Income on Discontinued Operations	None	$2	None	$2

The Agricultural Productivity segment consists primarily of crop protection products, the lawn-and-garden herbicide business, and the company’s animal agricultural business.

Sales for Monsanto’s Agricultural Productivity segment were $695 million for the second quarter of fiscal year 2006, or 4 percent lower compared with sales in the same period last year. Sales of Roundup and other glyphosate-based herbicides were down modestly in the Europe-Africa and Asia-Pacific regions during the quarter; however, this decrease was partially offset by higher sales of Roundup herbicide in the United States.

Sales for the segment were higher for the first six months of the 2006 fiscal year compared with sales in the same period last year. First-half segment sales were $1.4 billion or 8 percent higher than first-half segment sales in fiscal year 2005. Improved sales of Roundup and other glyphosate-based herbicides in the United States and Argentina were key drivers for growth in the first half of the fiscal year. Segment sales in the first half also benefited from increased sales from the company’s selective chemistry and dairy businesses.

Webcast Information

In conjunction with this announcement, Monsanto will hold a conference call at 8 a.m. central time (9 a.m. eastern time) today. The call will focus on these results, future expectations and an update of the company’s U.S. business operations. The call may also include a discussion of Monsanto’s strategic initiatives, product performance and other matters related to the company’s business.

Presentation slides and a simultaneous audio webcast of the conference call may be accessed by visiting the company’s web site at www.monsanto.com and clicking on “Investor Information.” Visitors may need to download Windows Media Player™ prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto web site for three weeks.

About Monsanto Company

Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. For more information on Monsanto, see www.monsanto.com.

-oOo-

Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release are “forward-looking statements,” such as statements concerning the company’s anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company’s actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company’s exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company’s research and development activities; the outcomes of major lawsuits, including proceedings related to Solutia Inc.; developments related to foreign currencies and economies; successful completion and operation of recent and proposed acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company’s estimates related to distribution inventory levels; the company’s ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company’s facilities; and other risks and factors detailed in the company’s filings with the SEC. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Roundup is a registered trademark owned by Monsanto Company and its wholly owned subsidiaries.

References to Roundup herbicides in this release mean Roundup branded herbicides, excluding lawn-and-garden herbicide products, and references to “Roundup and other glyphosate-based herbicides” exclude all lawn-and-garden herbicides.

Monsanto Company
Selected Financial Information
(Dollars in millions, except per share amounts)
Unaudited

Statement of Consolidated Operations	Three Months Ended Feb. 28, 2006	Three Months Ended Feb. 28, 2005	Six Months Ended Feb. 28, 2006	Six Months Ended Feb. 28, 2005

Net Sales	$2,200	$1,908	$3,605	$2,980
Cost of Goods Sold	960	893	1,731	1,474

Gross Profit	1,240	1,015	1,874	1,506
Operating Expenses:
Selling, General and Administrative Expenses	393	314	743	580
Research and Development Expenses	173	127	341	246
Acquired In-Process Research and Development	—	—	—	12
Restructuring Charges – Net	—	7	—	8

Total Operating Expenses	566	448	1,084	846
Income From Operations	674	567	790	660
Interest Expense	33	24	65	49
Interest Income	(13)	(10)	(27)	(19)
Solutia-Related Expenses	7	9	13	293
Other Expense – Net	12	19	10	42

Income From Continuing Operations Before Income Taxes	635	525	729	295
Income Tax Provision	195	154	230	50

Income From Continuing Operations	440	371	499	245
Discontinued Operations:
Income From Operations of Discontinued Businesses	—	2	—	2
Income Tax Benefit	—	—	—	(86)

Income on Discontinued Operations	—	2	—	88

Net Income	$440	$373	$499	$333

EBIT (See note 1)	$655	$541	$767	$327

Basic Earnings per Share:
Income From Continuing Operations	$1.63	$1.39	$1.86	$0.92
Income on Discontinued Operations	—	0.01	—	0.33

Net Income	$1.63	$1.40	$1.86	$1.25

Diluted Earnings per Share:
Income From Continuing Operations	$1.60	$1.36	$1.82	$0.90
Income on Discontinued Operations	—	0.01	—	0.33

Net Income	$1.60	$1.37	$1.82	$1.23

Weighted Average Shares Outstanding:
Basic	269.6	266.5	269.0	265.6
Diluted	275.3	272.9	274.8	271.3

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Condensed Statement of Consolidated Financial Position	As of Feb. 28, 2006	As of Aug. 31, 2005

Assets
Current Assets:
Cash and Cash Equivalents	$581	$525
Short-Term Investments	171	150
Trade Receivables – Net of Allowances of $302 and $275, respectively	2,010	1,473
Miscellaneous Receivables	391	370
Deferred Tax Assets	321	374
Inventories	1,856	1,664
Assets of Discontinued Operations	10	15
Other Current Assets	124	73

Total Current Assets	5,464	4,644

Property, Plant and Equipment – Net	2,353	2,378
Goodwill	1,462	1,248
Other Intangible Assets – Net	1,265	1,153
Noncurrent Deferred Tax Assets	610	680
Other Assets	449	476

Total Assets	$11,603	$10,579

Liabilities and Shareowners’ Equity
Current Liabilities:
Short-Term Debt	$566	$282
Accounts Payable	379	369
Income Taxes Payable	163	208
Accrued Compensation and Benefits	171	273
Accrued Marketing Programs	313	457
Deferred Revenues	357	43
Grower Accruals	60	18
Liabilities of Discontinued Operations	4	11
Miscellaneous Short-Term Accruals	638	498

Total Current Liabilities	2,651	2,159

Long-Term Debt	1,378	1,458
Postretirement Liabilities	717	732
Long-Term Portion of Solutia-Related Reserve	175	184
Other Liabilities	463	433
Shareowners’ Equity	6,219	5,613

Total Liabilities and Shareowners’ Equity	$11,603	$10,579

Debt to Capital Ratio:	24%	24%

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

Statement of Consolidated Cash Flows	Six Months Ended Feb. 28, 2006	Six Months Ended Feb. 28, 2005

Operating Activities:
Net Income	$499	$333
Adjustments to reconcile cash provided (required) by operations:
Items that did not require (provide) cash:
Depreciation and amortization expense	259	221
Bad-debt expense	22	21
Stock-based compensation expense	35	—
Tax benefit on employee stock options	—	35
Excess tax benefits from stock-based compensation	(38)	—
Deferred income taxes	173	(143)
Equity affiliate expense – net	15	15
Solutia-related charge	—	284
Other items that did not require (provide) cash	(5)	40
Changes in assets and liabilities that provided (required) cash, net of acquisitions:
Trade receivables	(64)	65
Inventories	(207)	(157)
Accounts payable and accrued liabilities	(353)	(163)
PCB litigation settlement insurance proceeds	16	4
Solutia-related payments	(15)	(29)
Other Items	(6)	(73)

Net Cash Provided by Operating Activities	331	453

Cash Flows Provided (Required) by Investing Activities:
Purchases of short-term investments	(21)	—
Maturities of short-term investments	—	300
Acquisitions of businesses, net of cash acquired	(179)	(173)
Technology and other investments	(118)	(20)
Capital expenditures	(157)	(83)
Other investment and property disposal proceeds	9	23

Net Cash Provided (Required) by Investing Activities	(466)	47

Cash Flows Provided (Required) by Financing Activities:
Net change in financing with less than 90-day maturities	241	(95)
Short-term debt proceeds	6	5
Short-term debt reductions	(13)	(15)
Long-term debt proceeds	4	11
Long-term debt reductions	(45)	(278)
Payments on other financing	(4)	(3)
Treasury stock purchases	—	(74)
Stock option exercises	64	92
Excess tax benefits from stock-based compensation	38	—
Dividend payments	(100)	(84)

Net Cash Provided (Required) by Financing Activities	191	(441)

Net Increase in Cash and Cash Equivalents	56	59
Cash and Cash Equivalents at Beginning of Period	525	1,037

Cash and Cash Equivalents at End of Period	$581	$1,096

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

1.

EBIT, Ongoing EPS and Free Cash Flow:  The presentations of EBIT, ongoing EPS and free cash flow are not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States.  The following tables reconcile EBIT and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP. Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations. The reconciliation of EPS to ongoing EPS is included on page 1 of this release.

Reconciliation of EBIT to Net Income (Loss):  EBIT is defined as earnings (loss) before interest and taxes. Earnings (loss) is intended to mean net income (loss) as presented in the Statement of Consolidated Operations under GAAP. The following table reconciles EBIT to the most directly comparable financial measure, which is net income (loss).

	Three Months Ended Feb. 28,		Six Months Ended Feb. 28,

	2006	2005	2006	2005

EBIT – Seeds and Genomics Segment	$615	$492	$634	$506
EBIT – Agricultural Productivity Segment	40	49	133	(179)

EBIT– Total	655	541	767	327
Interest Expense – Net	20	14	38	30
Income Tax Provision (Benefit)(1)	195	154	230	(36)

Net Income	$440	$373	$499	$333

(1)	Includes the income tax provision from continuing operations and the income tax benefit on discontinued operations.

Reconciliation of Free Cash Flow: Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in Monsanto’s Statement of Consolidated Cash Flows presented in this release.  With respect to the projected free cash flow guidance provided under the caption “Outlook,” Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

		Six Months Ended Feb. 28,

	Fiscal Year 2006 Target	2006	2005

Net Cash Provided by Operating Activities	$1,375 - $1,450	$331	$453
Net Cash Provided (Required) by Investing Activities	(550)	(466)	47

Free Cash Flow	$825 - $900	$(135)	$500
Net Cash Provided (Required) by Financing Activities	N/A	191	(441)

Net Increase in Cash and Cash Equivalents	N/A	$56	$59
Cash and Cash Equivalents at Beginning of Period	N/A	$525	$1,037

Cash and Cash Equivalents at End of Period	N/A	$581	$1,096